Exhibit 11
Wireless One, Inc.
Earnings Per Share Computation Information


                                                     Three Months Ended September 30               Nine Months Ended September 30
                                                        1998                  1997                  1998                 1997
Net loss                                           (25,370,428)          (22,443,309)            (66,005,862)         (62,038,247)
       Weighted average common
             shares outstanding                     16,910,064            16,946,697              16,910,064           16,946,697

Net loss per common share                                (1.50)                (1.32)                  (3.90)               (3.66)
                                                 =============         =============           =============        =============

The above earnings per share (EPS) calculations are submitted in accordance with SFAS No. 128, "Earnings Per Share".
An EPS calculation in accordance with Regulation S-K item 6011 (b)(11) is not shown above because it produces an antidilutive result.
The following information is disclosed for purposes of calculating the antidilutive EPS:


Weighted average common
         shares outstanding                      16,910,064            16,946,697           16,910,064           16,946,697

Shares issuable upon exercise
         of options and warrants                          -                     -                    -                    -
                                               ------------          ------------         ------------         ------------

Weighted average shares
         outstanding                             16,910,064            16,946,697           16,910,064           16,946,697
Net loss per common share
                                                      (1.50)                (1.32)               (3.90)               (3.66)
                                               ============          ============         ============         ============
